As filed with the Securities and Exchange Commission on October 27, 2021
Registration Statement File No. 333-258246
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
(File No. 333-258246)
UNDER
THE SECURITIES ACT OF 1933
Robinhood Markets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4364776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
85 Willow Road, Menlo Park, California 94025
(Address of principal executive offices, including zip code)

2020 Equity Incentive Plan
Amended and Restated 2013 Stock Plan
Restricted Stock Award Agreement
(Full title of the plan)

Vladimir Tenev
Co-Founder, Chief Executive Officer and President
Robinhood Markets, Inc.
85 Willow Road, Menlo Park, California 94025
(844) 428-5411
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Pitts D. Scott Bennett Jonathan J. Katz Claudia J. Ricciardi Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Daniel Gallagher Christina Y. Lai Weilyn Wood Steve Pickering Robinhood Markets, Inc. 85 Willow Road Menlo Park, California 94025 (844) 428-5411
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE
Robinhood Markets, Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-258246), filed with the Securities and Exchange Commission (the “SEC”) on July 29, 2021 (the “Registration Statement”), to deregister all of the shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”), that were registered but remain unsold under the Registration Statement, or approximately 34,815,301 shares as of the date hereof. (The Registration Statement originally covered the reoffer by certain selling stockholders of a total of 42,460,804 shares of Common Stock, consisting of 5,591,024 shares of Common Stock issued in connection with the exercise of stock options and the settlement of restricted stock units (“RSUs”) granted under the Registrant’s 2020 Equity Incentive Plan, 36,863,780 shares of Common Stock issued in connection with the exercise of stock options and the settlement of RSUs granted under the Registrant’s Amended and Restated 2013 Stock Plan, and 6,000 shares of Common Stock issued in connection with the settlement of RSUs granted pursuant to a certain restricted stock award agreement, dated as of July 29, 2020 (collectively, the “Securities”), as described in the Registration Statement.)
The Securities were originally offered and sold to employees and consultants of the Registrant in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Rule 701 promulgated under the Securities Act (“Rule 701”) as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. In addition, as of the date hereof the Registrant has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act of 1934, as amended, for at least 90 days and, as a result, the requirement relating to resale limitations under Rule 701(g)(3) of the Securities Act with respect to the Securities has been satisfied. Accordingly, subject to compliance with the other provisions of Rule 701 and Rule 144 under the Securities Act (“Rule 144”), the holders of the Securities may sell the Securities pursuant to Rule 144.
The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all shares of Common Stock that were registered but remain unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered to be offered or resold but remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on the 27th day of October, 2021.

ROBINHOOD MARKETS, INC.

By:	/s/Vladimir Tenev
Vladimir Tenev Co-Founder, Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/Vladimir Tenev	Co-Founder, Chief Executive Officer, President and Director (Principal Executive Officer)	October 27, 2021
Vladimir Tenev

	*	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	October 27, 2021
Jason Warnick

	*	Co-Founder, Chief Creative Officer and Director	October 27, 2021
Baiju Bhatt

	*	Director	October 27, 2021
Jan Hammer

	*	Director	October 27, 2021
Paula Loop

	*	Director	October 27, 2021
Jonathan Rubinstein

	*	Director	October 27, 2021
Scott Sandell

	*	Director	October 27, 2021
Robert Zoellick

*By:	/s/Vladimir Tenev
Vladimir Tenev
Attorney-in-Fact